Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 6, 2020 (except for the section titled “Sensitivity of level 3 valuations” of Note 21, as to which the date is September 11, 2020), in the Registration Statement on Form 20-F of Burford Capital Limited dated September 11, 2020.

/s/ Ernst & Young LLP

London, United Kingdom

September 11, 2020